FOR IMMEDIATE RELEASE	Contact: Karl F. Schmitt Jr.
(502) 636-4594, office
(502) 262-2807, cellular
karls@kyderby.com

CHURCHILL DOWNS INCORPORATED REPORTS EARNINGS FOR 2001

                          Net revenues total $427 million, up 17.6 percent over 2000.
                          Net earnings total $22 million, up 15.2 percent over 2000.
                          Earnings per share diluted of $1.67, down 4.6 percent from $1.75 in 2000.

LOUISVILLE, Ky. (Feb. 11, 2002) -- Churchill Downs Incorporated (Nasdaq: CHDN) ("CDI") today reported results for the fourth quarter and year ended Dec. 31, 2001, that were consistent with the guidance previously provided by the Company.

        Net revenues for the year totaled $427.0 million, a 17.6 percent increase over $363.0 million in 2000. Net earnings were $22.0 million, a 15.2 percent increase over $19.2 million in the prior year. Earnings per share for the year were $1.67 diluted on 13.2 million average diluted shares outstanding, compared with $1.75 on 10.9 million average shares outstanding in 2000.

        For the fourth quarter of 2001, the Company reported net revenues of $110.8 million, up 9.6 percent over the $101.1 million reported during the same period in 2000. Net earnings for the quarter were $4.0 million, an increase of 77.2 percent from the $2.3 million earned during the last quarter of 2000. Earnings per share were $0.31 diluted on 13.3 million average shares outstanding, compared with $0.17 on 13.2 million shares outstanding from the same period in 2000, an increase of 82.4 percent year-over-year.

        The increase of 20.8 percent in the number of average diluted shares outstanding for the year ended Dec. 31, 2001, was due principally to the issuance of 3.15 million common shares for the September 2000 merger with Arlington International Racecourse, now doing business as Arlington Park.

        Thomas H. Meeker, CDI’s president and chief executive officer, said, “While we generated record net revenues and net earnings in 2001, we were unable to deliver another record year in earnings per share. Against the unprecedented challenges of 2001, however, we believe the Company’s overall performance speaks well to the underlying demand for our racing product, the resilience of our organization and the soundness of our strategies. We had recognized early in the year that achieving a gain in earnings per share for 2001 was going to be difficult. The energy crisis in California and the subsequent downturn of the California economy had an adverse effect on Hollywood Park’s performance, and the nationwide recession that followed negatively impacted all of our racetracks. We were successful in mitigating the consequences of these factors through cost reductions, and our year-over-year gains in revenues and net earnings were aided significantly by the inclusion of Arlington Park for a full year.

        “Our performance for the fourth quarter was consistent with the guidance we provided in connection with our release of third-quarter results. The year-over-year earnings gain was primarily due to additional racing dates at Arlington Park in the fourth quarter of 2001. We concluded successful fall meets at Calder Race Course and Churchill Downs in the fourth quarter that give us a strong foundation and positive momentum going into 2002.

        “We are facing steadily increasing competition in other gaming and entertainment offerings, but our overall financial performance for 2001 validates our strategic focus. The cornerstone of our strategy remains to build and promote the industry’s strongest live racing product. Our success in reaching this objective is being advanced by the growth of our simulcast vehicle, the Churchill Downs Simulcast Network (“CDSN”). CDSN unites the signals of our tracks under a common brand that we are supporting through an aggressive marketing effort.”

        Meeker concluded, “In looking at 2002, we face the well-publicized uncertainty about the direction of the general economy. We believe we have an advantage, however, based upon our historical experience, that confirms the relative stability of demand for our racing-related products and services. We expect that our loss for the first quarter of 2002, which occurs because of the absence of live racing scheduled at our tracks during that period, will be in the $0.94 to $0.97 range, compared to the loss of $0.84 per diluted share reported a year ago. This projection reflects significant increases in insurance and other operating expenses that we will not be able to begin to offset until our live racing resumes. However, we expect earnings in each of the subsequent quarters to make up that first-quarter shortfall, leading to earnings for the full year of $1.77 to $1.87 per share diluted, compared to $1.67 per share in 2001. The forecasted earnings for 2002 include the benefit of approximately $0.09 per diluted share in after tax reduction of amortization expense related to the adoption of Statement of Financial Accounting Standards No. 142 concerning goodwill.

        “We are planning capital expenditures, including the first phase of our Master Plan for the renovation of our flagship Churchill Downs property, of approximately $20 million for 2002, up from $14 million for 2001. Our free cash flow for 2001 of approximately $21 million was used to pay down the Company’s revolving line of credit.”

        A conference call regarding this release is scheduled for Tuesday, Feb. 12, 2002, beginning at 9 a.m. (EST). Investors and other interested parties may listen to the teleconference by accessing the online, real-time Web cast and broadcast of the call at www.churchilldownsincorporated.com or www.companyboardroom.com or by calling (913) 981-5510 at least 10 minutes before the appointed time. The online replay will be available at approximately 11 a.m. (EST) and continue for two weeks. An eight-day telephonic replay will be available two hours after the call ends by dialing (719) 457-0820 and entering 488839 when prompted for the access code.

        Churchill Downs Incorporated (“CDI”), headquartered in Louisville, Ky., owns and operates world-renowned horse racing venues throughout the United States. The Company’s racetracks in California, Florida, Illinois, Indiana and Kentucky host 112 graded-stakes events and many of North America’s most prestigious races, including the Kentucky Derby and Kentucky Oaks, Hollywood Gold Cup and Arlington Million. CDI also owns off-track betting facilities and has interests in various television production, telecommunications and racing services companies that support CDI’s network of simulcasting and racing operations. CDI trades on the Nasdaq National Market under the symbol CHDN and can be found on the Internet at www.churchilldownsincorporated.com.

        This news release contains forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The reader is cautioned that such forward-looking statements involve risks and uncertainties that could cause our actual operating results and financial condition to differ materially. Forward-looking statements are typically identified by the use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “project,” “should,” “will,” and similar words, although some forward-looking statements are expressed differently. Although we believe that the expectations reflected in such forward-looking statements are reasonable we can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from our expectations include: the effect of global economic conditions and the impact of the terrorist attacks on Sept. 11, 2001; the effect (including possible increases in the cost of doing business) resulting from war and terrorist activities or political uncertainties; the financial performance of our racing operations; the impact of gaming competition (including lotteries and riverboat, cruise ship and land-based casinos) and other sports and entertainment options in those markets in which we operate; a substantial change in law or regulations affecting our pari-mutuel activities; a substantial change in allocation of live racing days; litigation surrounding the Rosemont, Illinois, riverboat casino; changes in Illinois law that impact revenues of racing operations in Illinois; a decrease in riverboat admissions subsidy revenue from our Indiana operations; the impact of an additional racetrack near our Indiana operations; our continued ability to effectively compete for the country’s top horses and trainers necessary to field high-quality horse racing; our continued ability to grow our share of the interstate simulcast market; the impact of interest rate fluctuations; our ability to execute our acquisition strategy and to complete or successfully operate planned expansion projects; the economic environment; our ability to adequately integrate acquired businesses; market reaction to our expansion projects; the loss of our totalisator companies or their inability to keep their technology current; our accountability for environmental contamination; the loss of key personnel and the volatility of our stock price.

CHURCHILL DOWNS INCORPORATED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS for the years and three months ended December 31, (Unaudited) (In thousands, except per share data)

	Years Ended December 31,		Three Months Ended December 31,
	2001	2000	2001	2000

Net revenues	$427,038	$363,010	$110,819	$101,111

Operating Expenses
Purses	155,333	128,982	44,333	39,567
Other direct expenses	190,305	158,391	48,095	45,813
	345,638	287,373	92,428	85,380

Gross profit	81,400	75,637	18,391	15,731

Selling, general and administrative expenses	32,063	29,059	8,768	8,925

Operating income	49,337	46,578	9,623	6,806

Other income (expense):
Interest income	566	1,023	95	248
Interest expense	(12,602)	(14,848)	(2,738)	(3,495)
Miscellaneous, net	(97)	(166)	(68)	348
	(12,133)	(13,991)	(2,711)	(2,899)

Earnings before provision for income taxes	37,204	32,587	6,912	3,907

Provision for income taxes	(15,128)	(13,423)	(2,862)	(1,621)

Net earnings	$ 22,076	$ 19,164	$ 4,050	$ 2,286

Earnings per common share data:
Basic	$1.69	$1.77	$0.31	$0.18
Diluted	$1.67	$1.75	$0.31	$0.17

Weighted average shares outstanding:
Basic	13,081	10,849	13,098	13,016
Diluted	13,213	10,940	13,260	13,219

Certain financial statement amounts have been reclassified in the prior periods to conform to current period presentation.

CHURCHILL DOWNS INCORPORATED SUPPLEMENTAL INFORMATION BY OPERATING UNIT for the years and three months ended December 31, (Unaudited) (In thousands, except per share data)

	Years Ended December 31,		Three Months Ended December 31,
	2001	2000	2001	2000
Net revenues:
Churchill Downs	$ 92,612	$ 89,547	$ 16,523	$ 15,909
Hollywood Park	98,746	105,628	26,842	30,626
Calder Race Course	79,848	77,552	36,105	34,995
Arlington Park	82,892	14,781	15,399	5,609
Hoosier Park	54,972	51,250	14,403	13,161
Ellis Park	16,938	17,113	1,491	1,386
Other investments	6,245	13,069	1,492	1,545
	432,253	368,940	112,255	103,231
Corporate	1,901	778	657	126
Eliminations	(7,116)	(6,708)	(2,093)	(2,246)
	$427,038	$363,010	$110,819	$101,111
EBITDA:
Churchill Downs	$ 23,868	$ 21,715	$ 180	$ 213
Hollywood Park	17,137	18,898	4,215	5,518
Calder Race Course	17,065	16,718	10,415	9,717
Arlington Park	11,207	(427)	1,449	(2,520)
Hoosier Park	6,012	5,920	1,317	980
Ellis Park	664	936	(600)	(598)
Other investments	2,578	7,815	1,043	678
	78,531	71,575	18,019	13,988
Corporate	(9,298)	(8,486)	(3,320)	(2,357)
	$ 69,233	$ 63,089	$ 14,699	$ 11,631
Operating income (loss):
Churchill Downs	$ 19,346	$ 17,857	$ (982)	$ (864)
Hollywood Park	11,828	14,407	2,804	4,325
Calder Race Course	13,673	13,397	9,651	9,090
Arlington Park	8,682	(1,133)	646	(3,093)
Hoosier Park	4,560	4,538	1,021	596
Ellis Park	(638)	(481)	(922)	(923)
Other investments	808	6,252	249	107
	58,259	54,837	12,467	9,238
Corporate	(8,968)	(8,259)	(2,890)	(2,432)
Eliminations	46	-	46	-
	$ 49,337	$ 46,578	$ 9,623	$ 6,806

Certain financial statement amounts have been reclassified in the prior periods to conform to current period presentation.

8

CHURCHILL DOWNS INCORPORATED CONDENSED CONSOLIDATED BALANCE SHEETS December 31, (Unaudited) (In thousands)

ASSETS	2001	2000
Current assets:
Cash and cash equivalents	$ 15,732	$ 10,807
Restricted cash	10,535	9,006
Accounts receivable, net	28,472	32,535
Other current assets	4,259	2,932
Total current assets	58,998	55,280

Other assets	10,105	8,116
Plant and equipment, net	339,419	342,767
Intangible assets, net	61,469	63,841
	$ 469,991	$ 470,004
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 41,618	$ 34,894
Accrued expenses	30,327	30,617
Dividends payable	6,549	6,508
Income taxes payable	214	1,091
Deferred revenue	14,241	11,353
Long-term debt, current portion	561	2,324
Total current liabilities	93,510	86,787

Long-term debt, due after one year	132,787	155,716
Other liabilities	11,302	9,837
Deferred income taxes	15,157	15,179
Commitments and contingencies	-	-
Shareholders' equity:
Preferred stock, no par value;
250 shares authorized; no shares issued	-	-
Common stock, no par value; 50,000 shares authorized;
issued: 13,098 shares in 2001, 13,019 shares in 2000,
and 9,854 shares in 1999.	124,750	123,227
Retained earnings	94,850	79,323
Accumulated other comprehensive income	(2,300)	-
Deferred compensation costs	-	-
Note receivable for common stock	(65)	(65)
	217,235	202,485
	$469,991	$470,004

Certain financial statement amounts have been reclassified in the prior periods to conform to current period presentation.